UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2017 (May 17, 2017)

Vince Holding Corp.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36212	75-3264870
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 5th Avenue – 20th Floor New York, New York 10110		10110
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 515-2600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 1.01.  Entry into a Material Definitive Agreement.

On May 18, 2017, Vince Holding Corp. (the “Company”) received a Rights Offering Commitment Letter from Sun Capital Partners V, L.P. (“Sun Fund V”) that provides the Company with an amount equal to $30.0 million of cash proceeds (the “Contribution Obligation”) in the event that the Company conducts a rights offering of its common stock to its stockholders (a “Rights Offering”). Such Contribution Obligation will be reduced by any proceeds received from the Rights Offering. The Company is required, simultaneously with the funding of the Contribution Obligation by Sun Fund V, or one or more of its affiliates, to issue to Sun Fund V or one or more of its affiliates the applicable number of shares of the Company’s common stock at the price per share at which participants in the Rights Offering are entitled to purchase shares of common stock, which price will be mutually agreed between the Company and Sun Fund V and approved by the members of the Company’s board of directors that are not employed by or affiliated with the Company or Sun Fund V. The funding of the Contribution Obligation, and the issuance of the shares of common stock by the Company, will be made pursuant to an investment agreement in substantially the same form as the investment agreement, dated March 15, 2016, by and among Sun Cardinal, LLC, SCSF Cardinal, LLC and the Company, with any modifications thereto as may be mutually agreed between Sun Fund V and the Company. There will be no commitment fee due to Sun Fund V from the Company in connection with the Contribution Obligation. Sun Fund V’s obligations under the Rights Offering Commitment Letter are subject to (i) the Company entering into an amendment to its existing senior secured term loan facility that is acceptable to Sun Fund V in its sole discretion, (ii) no default or event of default having occurred under the Company's senior secured term loan facility or revolving credit facility, unless promptly cured or reasonably expected to be promptly cured by the Company and (iii) no circumstance existing that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole.  Sun Fund V’s obligations under the Rights Offering Commitment Letter terminate upon the earliest to occur of (A) the consummation of the Rights Offering whereby the Company receives proceeds equal to or exceeding $30.0 million, (B) 11:59 p.m. New York City time on June 30, 2017 if the Rights Offering has not commenced by such time (which date to be extended by 45 days in the event the Company’s registration statement relating to the Rights Offering is reviewed by the Securities and Exchange commission (the “SEC”)) , (C) 11:59 p.m. New York City time on August 1, 2017 (which date to be extended by 45 days in the event the Company’s registration statement relating to the Rights Offering is reviewed by the SEC), and (D) the date Sun Fund V, or its affiliates, fund the Contribution Obligation.

The foregoing is only a summary of the material terms of the Rights Offering Commitment Letter and does not purport to be complete, and is qualified in its entirety by reference to the Rights Offering Commitment Letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

As of May 19, 2017, affiliates of Sun Fund V collectively beneficially owned approximately 58% of the Company’s outstanding common stock.

On May 19, 2017, the Company issued a press release relating to the receipt of the Rights Offering Commitment Letter.  The press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 17, 2017, the Company received a written notice (the “Notice”) from the New York Stock Exchange (“NYSE”) that the Company did not presently satisfy NYSE’s continued listing standards under (i) Section 802.01C of NYSE Listed Company Manual (the “Manual”), which requires the Company’s 30-trading day average closing stock price to be not less than $1.00 and (ii) Section 802.01B of the Manual, which requires the Company’s 30-trading day average market capitalization to be at least $50 million and, the Company’s stockholders’ equity to be at least $50 million.  As set forth in the Notice, as of May 15, 2017, the 30-trading day average closing stock price of the Company's common stock was $0.95, and the 30-trading day average market capitalization of the Company was approximately $47.2 million and the Company’s last reported stockholders’ deficit as of January 28, 2017 was approximately $(13.9) million.

On or prior to June 1, 2017, the Company must submit a letter to NYSE (the “Response Letter”), confirming the receipt of the Notice and its intent to cure the deficiencies.  The Company expects to notify NYSE that it intends to cure the deficiencies set forth in the Notice.

The Company must bring its share price and consecutive 30 trading-day average share price above $1.00 by November 17, 2017. The Company may regain compliance at any time during this six-month cure period if on the last trading day of any calendar month during such six-month cure period (i) the Company’s closing stock price is at least $1.00 and (ii) the Company's consecutive 30-trading day average closing stock price is at least $1.00 per common share.  The Company may also pursue corporate actions such as a reverse stock split, which would require the approval of a majority of the Company’s stockholders. In such case, the Company must include in the Response Letter its intent to effect a reverse stock split, obtain the approval of stockholders prior to its next stockholders’ meeting after the submission of the Response Letter and implement the reverse stock split promptly thereafter.  The Company would be deemed cured if its stock price exceeds $1.00 per share, and the price remains above that level for at least the following 30 trading days.   Notwithstanding the foregoing, NYSE can take accelerated delisting action in the event the Company's common stock trades at levels viewed by NYSE to be "abnormally low."

In addition, on or prior to July 1, 2017, the Company must send to NYSE a business plan that demonstrates compliance with the requirement to maintain a 30-trading day average market capitalization of at least $50 million or $50 million of stockholders’ equity within 18 months of receipt of the Notice.  NYSE will review the business plan within 45 days of its submission and determine whether the Company has made reasonable demonstration of its ability to come into conformity with the relevant standards within such 18-month period.  NYSE will either accept the plan, at which time the Company will be subject to ongoing quarterly monitoring for compliance with the business plan, or NYSE will reject the business plan, at which time the Company will be subject to suspension and delisting proceedings.  The Company expects to submit such a business plan to NYSE.

Pursuant to NYSE rules, the Company’s common stock will continue to be listed and traded on NYSE during the cure periods outlined above, subject to the Company’s compliance with other applicable continued listing requirements.  The current noncompliance with the standards described above does not affect the Company’s ongoing business operations or its reporting requirements with SEC, nor does it trigger any violation of its material debt or other obligations.

No assurance can be given that the Company will be able to regain compliance with these requirements or maintain compliance with the other continued listing requirements set forth in the Manual.  If the Company's common stock ultimately were to be suspended from trading and delisted for any reason, it could have adverse consequences including, among others, reduced trading liquidity of the common stock, lower demand and market price for those shares, adverse publicity and a reduced interest in the Company from investors, analysts and other market participants. In addition, a suspension or delisting could impair the Company’s ability to raise additional capital through the public markets and the Company’s ability to attract and retain employees by means of equity compensation.

Item 7.01.  Regulation FD Disclosure.

On May 19, 2017, the Company issued a press release announcing the receipt of the Notice.  The press release is furnished as Exhibit 99.2 hereto.

The information, including Exhibit 99.2 hereto, the Company furnished under Item 7.01 of this report is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Registration statements or other documents filed with the Securities and Exchange Commission shall not incorporate this information by reference, except as otherwise expressly stated in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Rights Offering Commitment Letter, dated as of May 18, 2017, delivered by Sun Fund V and accepted by the Company
99.1	Press release of the Company dated May 19, 2017 relating to the Rights Offering Commitment Letter
99.2	Press release of the Company dated May 19, 2017 relating to the receipt of the Notice

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VINCE HOLDING CORP.

Date: May 19, 2017	By:	/s/ David Stefko
David Stefko
Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Rights Offering Commitment Letter, dated as of May 18, 2017, delivered by Sun Fund V and accepted by the Company
99.1	Press release of the Company dated May 19, 2017 relating to the Rights Offering Commitment Letter
99.2	Press release of the Company dated May 19, 2017 relating to the receipt of the Notice